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EXHIBIT 15.1

Deloitte®	Deloitte & Touche LLP Stamford Harbor Park 333 Ludlow Street P.O. Box 10098 Stamford, CT 06902-6982 USA Tel +1 203 708 4000 Fax +1 203 708 4797 www.deloitte.com

May 16, 2005

Premcor Inc.
1700 East Putnam Avenue
Suite 400
Old Greenwich, CT 06870

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Premcor Inc. and subsidiaries for the three-month periods ended March 31, 2005 and 2004, and have issued our report dated April 28, 2005. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, is being incorporated by reference in this Registration Statement of Valero Energy Corporation on Form S-4 (the "Registration Statement").

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

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  EXHIBIT 15.1